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Exhibit 21

Subsidiaries of the Registrant

        The Registrant has the following wholly owned subsidiaries, which except as indicated, do business under their respective legal names:

Name	Place of Incorporation
WD-40 Manufacturing Company	California, USA
WD-40 Products (Canada) Ltd.	Ontario, Canada
WD-40 Company Limited	London, England
WD-40 Company (Australia) Pty. Limited	New South Wales, Australia
HPD Holdings Corp.	Delaware, USA
HPD Laboratories, Inc., (doing business as Global Household Brands)	Delaware, USA
Heartland Corporation	Kansas, USA

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  Exhibit 21
Subsidiaries of the Registrant